March 2012 Pricing Sheet dated March 9, 2012 relating to Preliminary Terms No. 112 dated March 7, 2012 Registration Statement No. 333-178081 Filed pursuant to Rule 433

STRUCTURED INVESTMENTS
Opportunities in Currencies

Currency-Linked Partial Principal at Risk Securities due March 14, 2014
Based on the Performance of a Basket of Five Currencies Relative to the U.S. Dollar
Australian dollar + Brazilian real + Canadian dollar + Russian ruble + South African rand
PRICING TERMS – MARCH 9, 2012
Issuer:	Morgan Stanley
Issue price:	$1,000 per security
Stated principal amount:	$1,000 per security
Pricing date:	March 9, 2012
Original issue date:	March 14, 2012 (3 business days after the pricing date)
Maturity date:	March 14, 2014
Aggregate principal amount:	$2,500,000
Minimum payment amount:	$980 per security (98% of the stated principal amount)
Interest:	None
Basket:	The basket consists of five currencies (equally weighted among themselves) valued relative to the U.S. dollar (each a “basket currency”), as follows:
	Basket Currency	Weighting	Initial Exchange Rate	Reference Source
	Australian dollar (“AUD”)	20%	1.06185	Bloomberg: WMCO1 (mid)
	Brazilian real (“BRL”)	20%	1.7767	Reuters: BRFR (ask)
	Canadian dollar (“CAD”)	20%	0.98885	Bloomberg: WMCO1 (mid)
	Russian ruble (“RUB”)	20%	29.4025	Bloomberg: WMCO1 (mid)
	South African rand (“ZAR”)	20%	7.5093	Bloomberg: WMCO1 (mid)
Payment at maturity:
If the basket appreciates relative to the U.S. dollar (i.e., the basket performance is positive):

$1,000 + supplemental redemption amount

If the basket depreciates or does not appreciate relative to the U.S. dollar (i.e., the basket performance is zero or negative):

$1,000 + ($1,000  x  basket performance), subject to the minimum payment amount

If the basket depreciates, the basket performance will be negative and the payment at maturity will be less than the stated principal amount of $1,000 per security by an amount that is proportionate to the decline in the basket performance below 0%.  However, under no circumstances will the payment at maturity be less than the minimum payment amount of $980 per security.

Supplemental redemption amount:	$1,000 times the basket performance times the participation rate.
Basket performance:	Sum of the currency performance values of each of the basket currencies
Participation rate:	110%
Currency performance:
With respect to each basket currency other than the AUD:
1 – (final exchange rate / initial exchange rate)

With respect to the AUD:
1 – (initial exchange rate / final exchange rate)

The formulas effectively limit the contribution of each basket currency to 100% but do not limit the downside. See “How Do the Currency Performance Formulas Work?” and “Hypothetical Payouts on the Securities at Maturity –– Example 3” in the accompanying preliminary terms.

Currency performance value:	With respect to each basket currency: currency performance times the weighting
Initial exchange rate:	With respect to each basket currency, the exchange rate on the pricing date. See “Basket—Initial Exchange Rate” above.
Final exchange rate:	With respect to each basket currency, the exchange rate on the valuation date
Exchange rate:
With respect to each basket currency other than the AUD, the rate for conversion of units of such basket currency into one U.S. dollar, as determined by reference to the applicable reference source described herein.

With respect to the AUD, the rate for conversion of U.S. dollars into one AUD, as determined by reference to the applicable reference source described herein.

Valuation date:	March 11, 2014
CUSIP / ISIN:	617482SK1 / US617482SK12
Listing:	The securities will not be listed on any securities exchange.
Agent:
Morgan Stanley & Co. LLC (“MS & Co.”), a wholly-owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest” in the accompanying preliminary terms.

Commissions and Issue Price:	Price to Public	Agent’s Commissions(1)		Proceeds to Issuer
Per security	100%	1.75%		98.25%
Total	$2,500,000	$43,750		$2,456,250
(1)
Selected dealers, including Morgan Stanley Smith Barney LLC (an affiliate of the agent), and their financial advisors will collectively receive from the agent, MS & Co., a fixed sales commission of 1.75% for each security they sell.  For additional information, please see “Supplemental information regarding plan of distribution; conflicts of interest” in the accompanying preliminary terms and “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement.

You should read this document together with the preliminary terms describing the offering and the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

Preliminary Terms No. 112 dated March 7, 2012
Prospectus Supplement dated November 21, 2011	Prospectus dated November 21, 2011

The securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at.www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.